F. Opinion of Counsel

                                                                                                                           May 15, 2001

Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

Referring to the Application or Declaration on Form U-1 previously filed by Allegheny Energy, Inc. et. al. ("Allegheny Energy") under the Public Utility Holding Company Act of 1935, as amended, in File No. 70-9627, Potomac Edison assets transfer application, as described in the application or declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion. I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers in connection with the described transaction has been or will be taken prior thereto.

Based upon the foregoing, I am of the opinion that if that said application or declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith: (a) all required state laws applicable to the proposed transactions will have been complied with; (b) each issuer or seller of securities is validly organized and duly existing; c) Potomac Edison and PE Genco will legally acquire any securities, and Allegheny Energy will legally acquire all interests of PE Genco all as described in File No. 70-9627; and (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by Allegheny Energy or by any associate or affiliate company.

Based upon the foregoing, I am of the opinion that if the said application or declaration is permitted to become effective and the proposed transaction are consummated in accordance therewith: (a) all required state laws applicable to the proposed transaction will have been complied with; (b) Potomac Edison, PE Genco, and PE Transferring Agent, LLC, are validly organized and duly existing; the issuance of securities by PE Transferring Agent, LLC to Potomac Edison or by PE Genco to PE Transferring Agent LLC, will be validly issued, full paid and nonassessable, the securities will validly and duly obligate PE Transferring Agent, LLC, and the holders thereof will be entitled to the rights and privileges set forth; (c) Potomac Edison, PE Genco, PE Transferring Agent will legally acquire any securities, and Allegheny Energy will legally acquire all interests of PE Genco all as described in File No. 70-9627; (d) the consummation of the proposed transaction will not violate the legal rights of the holders of any of the securities issued by Allegheny Energy or by any associate or affiliate company;

With regards to applicable state laws, I am of the opinion that the order of the Virginia State Corporation Commission dated December 14, 2000 and filed as Exhibit D-8 with this Application-Declaration constitutes full state approval with regards to the transfer of the VA Hydro assets as currently proposed.

I consent to the use of this Opinion as part of the Application or Declaration that has been filed by Allegheny Energy in File No. 70-9627.

Sincerely,

/S/ ANTHONY WILSON

Anthony Wilson
Senior Attorney
Allegheny Energy Service Corporation